UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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Proxy Statement Pursuant to Section 14(a) of
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Boykin Lodging Company

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT SUPPLEMENT
INTRODUCTION
LITIGATION
SUPPLEMENTAL INFORMATION
FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION AND WHERE TO FIND IT
PARTICIPANTS IN THE SOLICITATION

GUILDHALL BUILDING
45 WEST PROSPECT AVENUE, SUITE 1500
CLEVELAND, OHIO 44115
(216) 430-1200

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This proxy statement supplement is furnished by the board of directors of Boykin Lodging Company in connection with the solicitation of proxies for use at a special meeting of shareholders to be held on Tuesday, September 12, 2006 at 10:00 a.m. local time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, or at any adjournment or postponement of the special meeting. It amends and supplements the proxy statement of the Company dated August 4, 2006 (the “original proxy statement”), which was first mailed to shareholders on or about August 7, 2006. This supplement, which you should read in conjunction with the original proxy statement, is dated August 31, 2006 and is first being mailed to shareholders on or about September 1, 2006. Capitalized terms used but not otherwise defined in this supplement shall have the respective meanings assigned to them in the original proxy statement.

At the special meeting, we will ask the holders of our common shares (which we refer to as “common shareholders”) as of August 4, 2006 to approve and adopt an Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P., pursuant to which, among other things, Braveheart II Realty (Ohio) Corp. will merge with and into the Company with the Company as the surviving corporation of the merger. Common shareholders will also consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement. If the merger is completed, each common shareholder will be entitled to receive $11.00 per share, less pre-closing dividends, which are expected to be $3.37 per common share in the aggregate, in exchange for each share held. Assuming the aggregate pre-closing dividends paid with respect to the common shares are $3.37, each common shareholder will be entitled to receive in the merger $7.63 for each common share held. We will pay $0.60 of this aggregate dividend amount on September 13, 2006, whether or not the merger agreement is approved and adopted by our common shareholders. In addition, we will pay $2.77 of this aggregate dividend amount on September 14, 2006 if, but only if (i) the Company’s common shareholders approve and adopt the merger agreement at the special meeting and (ii) there is not in effect, as of 5:00 p.m. EDT on September 13, 2006, (a) an injunction issued by a court of competent jurisdiction with respect to the closing of the transactions contemplated by the merger agreement or (b) an order issued by a court of competent jurisdiction affecting the nature, timing or completion of the transactions contemplated by the merger agreement. These dividends will be paid to common shareholders of record as of September 6, 2006. If (i) the common shareholders do not approve and adopt the merger agreement at the special meeting or (ii) an injunction or other order previously described is in effect at 5:00 p.m. EDT on September 13, 2006, the contingent dividend will not be paid. Also in the merger, each holder of depositary shares representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A, is entitled to receive $25.00 per depositary share, plus all accrued and unpaid dividends existing immediately prior to the effective time of the merger, in exchange for each depositary share held. Our board of directors has declared a dividend related to the Company’s outstanding depositary shares of $0.539583 per share that will be paid on September 14, 2006 to shareholders of record as of September 6, 2006. This depositary share dividend represents the accrued and unpaid dividends on the depositary shares through September 14, 2006.

This supplement includes certain additional information concerning the transactions contemplated by the merger agreement, including the sale of our interests in the Pink Shell Beach Resort and the Banana Bay Resort to entities controlled by Robert W. Boykin, our Chairman of the Board and Chief Executive Officer. This supplement is being provided in connection with our entry into a memorandum of understanding regarding the settlement of three putative shareholder class action lawsuits pending against us and each of our directors. The lawsuits and the memorandum of understanding are described more fully below. The settlement will not affect the amount of merger consideration to be paid in the merger.

Except as described in this supplement, the information provided in the original proxy statement continues to apply. To the extent that information in this supplement differs from, updates or conflicts with information contained in the original proxy statement, the information in this supplement is more current. If you need another copy of the original proxy statement, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

If you were a common shareholder of record as of the close of business on August 4, 2006, the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning a previously provided proxy card or the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. If you have already submitted a proxy, you are not required to submit a new proxy card. You may revoke your proxy at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary at our address set forth above or by revoking your proxy in open meeting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your common shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

After careful consideration, our board of directors has approved the merger agreement and has declared the merger agreement and the transactions contemplated by the merger agreement to be fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that holders of our common shares vote “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

THE TIME REMAINING TO VOTE IS SHORT AND YOUR VOTE IS VERY IMPORTANT — PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IF YOU HAVE NOT ALREADY DONE SO OR IF YOU WISH TO CHANGE YOUR VOTE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CALL OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 1-888-750-5834.

LITIGATION

As previously disclosed in the original proxy statement under the heading “Proposal 1: The Merger Proposal — Litigation,” three shareholder complaints have been filed, individually and as class actions on behalf of all shareholders of the Company, against each of our directors and the Company in the Court of Common Pleas of Cuyahoga County, Ohio. One complaint, in its derivative aspect, also purports to be brought on behalf of the Company. The plaintiffs in each complaint allege that they are owners of our common shares. The complaints allege, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed transaction by failing to maximize shareholder value and engaged in self-dealing by approving transactions that purportedly benefit Mr. Boykin, including the sales of our interests in Pink Shell and Banana Bay, at the expense of our public shareholders. Among other things, the complaints seek to enjoin the Company and our directors from proceeding with or consummating the mergers and to rescind, to the extent already implemented, the merger agreement and related transactions. Since the filing of the complaints, plaintiffs and defendants have exchanged documentary evidence and the plaintiffs have taken sworn deposition testimony from Mr. Boykin, from the Company’s Executive Vice President and Chief Financial and Investment Officer, and from the chairman of the Special Committee of the Board of Directors.

Plaintiffs, the Company and the director defendants have entered into a memorandum of understanding, subject to approval of the Court of Common Pleas, to settle the lawsuits. In connection with the settlement, the Company has agreed to make certain additional disclosures to its shareholders, which disclosures are contained in this supplement. The memorandum of understanding is subject to customary conditions including definitive documentation and court approval following notice to the shareholders of the Company and a hearing. If the merger is completed and final court approval of the settlement and the dismissal of the lawsuits by the court with prejudice is obtained in accordance with the definitive settlement documentation, plaintiffs’ counsel will apply to the court for an award of attorneys’ fees and expenses. The defendants have reserved the right to oppose the application in whole or in part, and the Company or its successor will pay the amount awarded by the court after an order awarding such amount becomes final.

The defendants deny all liability with respect to the facts and claims alleged in the shareholder complaints, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the merger, the defendants agreed to the settlement described herein. The defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger agreement and the agreements related to the sales of Pink Shell and Banana Bay.

SUPPLEMENTAL INFORMATION

Selected Financial Information — Second Quarter Financial Highlights

The Company has agreed to furnish in this supplement certain highlights of financial results previously publicly disclosed in the Company’s Quarterly Report on Form 10-Q for its second quarter ended June 30, 2006 and publicly available without charge to shareholders through the SEC’s website at http://www.sec.gov or through the Company’s website at http//www.boykinlodging.com, subject to the notes and qualifications contained in the Company’s publicly filed financial statements. These highlights may not contain all of the information relating to the Company’s financial results that is important to you. To understand the Company’s financial results more completely, the Company urges shareholders to carefully read the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

•	Revenue per available room (RevPAR) for the second quarter of 2006 for hotels currently owned which operated during the second quarter of both 2006 and 2005 increased 3.7% to $74.01 from last year’s $71.38. The increase in RevPAR was the result of an 8.2% increase in average daily room rate to $106.76 and a 3.0 point decrease in occupancy to 69.3%.

•	For the comparable properties, consisting of the 16 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the second quarter of both 2006 and 2005 and included in continuing operations, excluding hotels closed due to hurricane damage, RevPAR increased 3.2% to $72.70 in 2006 from $70.47 in 2005. Contributing to the RevPAR increase was a 7.7% increase in average daily room rate to $105.96 from $98.34, partially offset by a 3.1 point decline in occupancy to 68.6% from 71.7%.

•	Revenues from continuing operations for the quarter ended June 30, 2006, were $51.3 million, compared with revenues of $51.2 million for the same period last year. Hotel revenues for the three months ended June 30, 2006 were $51.0 million, a slight decrease from $51.1 million for the same period in 2005. Included in second quarter 2005 hotel revenues was $1.3 million of business interruption insurance recoveries related to the two Melbourne properties, which were closed at the time. No similar recoveries were recorded during the second quarter of 2006. Included in 2006 hotel revenues is approximately $0.6 million related to Banana Bay, which was acquired in January of 2006. Offsetting the decrease in hotel revenues is the inclusion of $0.2 million of revenues from condominium development and unit sales as a result of the progress made on the Captiva Villas project during 2006.

•	Hotel operating profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure included in continuing operations for the second quarter of 2006 were 29.0%, a decrease from 30.3% for the second quarter of 2005.

•	The Company’s net loss attributable to common shareholders for the second quarter of 2006 totaled $1.7 million, or $0.09 per fully-diluted share, compared with the same period last year when net income totaled $6.0 million, or $0.34 per share.

Additional Background of the Merger

The original proxy statement describes the role of the Special Committee in the process leading up to execution of the merger agreement and the sales of Pink Shell and Banana Bay. One function of the Special Committee was to guard against potential conflicts of interest in connection with Mr. Boykin’s negotiation for the acquisition of Pink Shell and Banana Bay. As disclosed in the original proxy statement, the Special Committee was represented by our regular outside counsel. Instead of hiring separate counsel, the Special Committee determined that matters would be handled more effectively by relying on advice of counsel representing the Company in the overall merger process, given the small size of the Pink Shell and Banana Bay transactions relative to the size of the overall merger transaction, and the relationship among the transactions. Although the Special Committee did not establish formal procedures to guard against the disclosure of confidential information to Mr. Boykin during the negotiation process regarding the properties, the Special Committee did instruct members of the Company’s management involved in the sale of Pink Shell and Banana Bay not to share with Mr. Boykin information that management may have received from parties expressing an interest in acquiring those properties.

As disclosed in the original proxy statement, on October 26, 2005, Pink Shell Bidder A delivered to the Company a letter of intent to purchase Pink Shell for $5.7 million. On November 3, 2005, Mr. Boykin inquired of a member of management whether he could review the letter of intent that had been received from Pink Shell Bidder A on October 26, 2005, but the Company did not provide a copy to him. On November 4, 2005, the Audit Committee of the Board of Directors determined to write down the book value of Pink Shell from $11.2 million to $5.7 million because the Company had determined to sell the asset and therefore would not likely hold the asset long enough to realize its book value. On November 8, 2005, Mr. Boykin increased his offer for Pink Shell to $5.8 million.

As disclosed in the original proxy statement, although the Special Committee invited all parties, including Pink Shell Bidder A, Mr. Boykin, and Pink Shell Bidder B, who had submitted a letter of intent to acquire Pink Shell for $9.0 million on November 30, 2005, to make final bids for Pink Shell on December 9, 2005, both Pink Shell Bidder A and Pink Shell Bidder B withdrew from the sale process and did not submit final bids as requested. In withdrawing its bid of $5.7 million, Pink Shell Bidder A stated that it did not believe the Company intended to sell the property.

As disclosed in the original proxy statement, in December 2005, the Special Committee received an appraisal of the Company’s 50.0% interest in the Banana Bay contract as of November 10, 2005, of $1.1 million. In determining the value of the Company’s interest in the Banana Bay contract, the appraiser determined an “as is” market value of the fee simple estate of $15.0 million, subtracted the contract purchase price of $12.5 million and then assigned a 10% discount to each owner’s share to account for the lack of controlling interest by either owner. The construction of a new resort at Banana Bay will require New Banana Bay LLC, an entity controlled by Mr. Boykin and his brother, John Boykin, to incur significant construction expenses and to bear significant risks related to the development of a resort property. If, however, the construction of the new resort is successful and the resort’s stabilized operations are successful, the fair market value of the new resort could be significantly greater than the price New Banana Bay LLC is paying for the property.

In June 2006, after the Company had entered into a contract to sell the Banana Bay property to Mr. Boykin, Mr. Boykin, together with a representative of the other 50% owner of the Banana Bay property, attended a meeting with a representative of an individual who made an exploratory approach expressing interest in Banana Bay, in connection with a concept being considered by that individual in the Florida Keys. The expression of interest at the exploratory meeting did not produce a tangible purchase proposal either then or later, and was not subsequently pursued by the individual. For that reason, Mr. Boykin did not bring this expression of interest before the board or the Special Committee.

The purchase agreements with respect to the sales of Pink Shell and Banana Bay provide that, subject to the approval of Braveheart Investors, New Pink Shell, LLC, an entity controlled by Mr. Boykin and his brother, and New Banana Bay, LLC have the right to elect to cause all or a portion of the purchase price obligation under the applicable purchase agreement to be satisfied through the redemption of common units of Boykin Hotel Properties, L.P. (the “Partnership”) owned by JABO LLC, an entity controlled by Mr. Boykin and his brother. The use of common units to satisfy the obligation under the applicable purchase agreement is a negotiated structure that JABO LLC believes will permit it to defer the payment of a portion of the tax liability attributable to the gain that would otherwise be recognized upon the conversion of the common units into cash in connection with the partnership merger and the subsequent use of that cash to pay the purchase price. The redemption of common units as a credit against the purchase price of Pink Shell and Banana Bay would reduce the cash required to purchase Pink Shell and Banana Bay by an amount (estimated by Mr. Boykin to be approximately $4.0 million) equal to the number of common units redeemed mutliplied by the per common unit merger consideration payable with respect to those common units and would also reduce the amount of cash JABO LLC receives in the partnership merger for its common units by the same amount. The structure does not reduce the purchase price for the properties or the merger consideration payable to the Company’s common shareholders.

The third paragraph on page 37 of the original proxy statement is amended to include the following:

Currently, 182 unit owners at Pink Shell have entered into agreements to have their units managed by a subsidiary of the Company or a manager engaged by such subsidiary. Each of these agreements will be assigned to New Pink Shell, LLC upon the sale of Pink Shell; therefore, New Pink Shell, LLC will manage each of these units upon its acquisition of Pink Shell.

Banana Bay is currently managed by Boykin Management Company Limited Liability Company, an entity controlled by Mr. Boykin and his brother. Upon New Banana Bay LLC’s purchase of Marathon Partners Manager, LLC, which owns a 50% interest in the entity owning Banana Bay, New Banana Bay, LLC will have joint responsibility with its joint venture partner to determine the management of the property upon the expiration of the current management agreement on December 31, 2006.

The last paragraph on page 37 of the original proxy statement is amended to include the following:

Houlihan Lokey determined these discount rates based upon the factors described above in this subsection and the costs of equity of the comparable public companies. The exit capitalization rates were determined based upon certain financial information relating to comparable real estate transactions provided by USRC Hotel Investment Survey, the Korpacz Real Estate Investor Survey and Real Capital Analytics.

The first paragraph on page 39 of the original proxy statement is amended to include the following:

Houlihan Lokey determined these discount rates based upon the costs of equity of the comparable public companies (which provided a floor) and Houlihan Lokey’s experience in required rates of return for development projects such as Banana Bay. Houlihan Lokey reduced the discount rates for the three-year forecast period to reflect the anticipated reduced risk of completion over the longer time period represented by such three-year forecast period.

The second paragraph on page 39 of the original proxy statement is amended to include the following:

Houlihan Lokey assumed a delay in completion of the project until 2008 because the project had not yet commenced and, as a result, it was more likely that the development project would not be finished by the end of 2007 but rather extend into 2008.

FORWARD-LOOKING STATEMENTS

This supplement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others. Except for historical information, the matters discussed in this supplement are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things: (1) the Company may be unable to obtain shareholder approval required for its proposed merger with Braveheart Investors; (2) conditions to the closing of the proposed merger may not be satisfied; (3) the proposed merger may involve unexpected costs or unexpected liabilities; (4) the businesses of the Company may suffer as a result of uncertainty surrounding the proposed merger; (5) there is shareholder litigation pending against the Company and its directors with respect to the contemplated transactions; and (6) the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, the original proxy statement and other materials have been filed with the SEC. INVESTORS ARE URGED TO READ THE ORIGINAL PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the original proxy statement as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC’s free website. Free copies of the Company’s SEC filings are also available on the Company’s website, http://www.boykinlodging.com.

PARTICIPANTS IN THE SOLICITATION

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. INFORMATION REGARDING THE COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS IS SET FORTH IN THE COMPANY’S PROXY STATEMENTS FILED ON APRIL 25, 2006 AND AUGUST 4, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities holdings or otherwise, are set forth in the original proxy statement and other material filed with the SEC in connection with the proposed transaction.

ê Please fold and detach card at perforation before mailing. ê

BOYKIN LODGING COMPANY	PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Richard C. Conti, Shereen P. Jones and Andrew C. Alexander, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Boykin Lodging Company to be held at the Cleveland Airport Marriott, 4277 West 150 th Street, Cleveland, Ohio 44135, on Tuesday, September 12, 2006, at 10:00 a.m., local time, or any adjournment or postponement thereof, and to vote the number of common shares of Boykin Lodging Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.
Receipt of the Notice of Special Meeting of Shareholders to be held on September 12, 2006, Proxy Statement dated August 4, 2006, and Proxy Statement Supplement dated on or about August 30, 2006, is hereby acknowledged.

Dated:	, 2006

Signature(s)

(Please sign exactly as your name or names appear
hereon, indicating, where proper, official position or
representative capacity.)
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be
represented at the Special Meeting of Shareholders.
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BOYKIN LODGING COMPANY	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified below, or, if a choice is not specified, they will vote FOR Proposal 1 and FOR Proposal 2 and with discretionary authority on all other matters unknown by the Company a reasonable time prior to the solicitation of proxies that may come before the Special Meeting or any adjournments or postponements thereof.
1.	Approval and adoption of the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, Boykin Lodging Company and Boykin Hotel Properties, L.P.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the named proxies are authorized to vote upon such other business unknown by the Company a reasonable time prior to the solicitation of proxies as may properly come before the Special Meeting or any adjournments or postponements thereof.
(Continued and to be signed on reverse side)